Exhibit 99.1

NEWS RELEASE

RAMBUS APPOINTS MARK PINTO TO ITS BOARD OF DIRECTORS

LOS ALTOS, Calif. – March 6, 2006 – Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today announced that Dr. Mark R. Pinto has been appointed to its board of directors, effective immediately. Dr. Pinto will also be nominated for election for a two-year term at the annual meeting of stockholders to be held in May 2006 to fill the vacancy created by current director David Mooring, who has indicated he will not stand for re-election.

“Rambus’ mission is to dramatically advance the performance of electronic systems through our work in state-of-the-art chip interface technology,” said Geoff Tate, chairman of the Rambus board of directors. “Mark’s wealth of experience in the semiconductor industry, and demonstrated technology and business leadership, make him ideally suited to join our board.”

Dr. Pinto is currently the senior vice president, chief technology officer (CTO) and general manager of the New Business and New Products Group at Applied Materials, Inc. where he is responsible for technology direction, advanced R&D programs and for developing new business opportunities. He also serves as chairman of Applied’s Venture Investment Committee.

Previously, Dr. Pinto spent 19 years with Bell Laboratories and the Lucent Microelectronics Group, later to become Agere Systems, where he held the positions of vice president and general manager of a network product IC division and CTO, leading all central IC and optoelectronics R&D. He was named a Bell Labs Fellow, the company’s highest technical honor, for his contributions to semiconductor devices and simulation.

Dr. Pinto received Bachelor’s degrees in Electrical Engineering and Computer Science from Rensselear Polytechnic Institute and a Master’s degree and Ph.D. in Electrical Engineering from Stanford University. He has been active in industry consortia including serving on the board of directors of Semiconductor Research Corporation and the Technology Strategy Committee of the Semiconductor Industry Association. He is also a Fellow of the IEEE and served as an Adjunct Professor at Yale University.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:

Gabriele Collier

Rambus Inc.

(650) 947-5522

gcollier@rambus.com